QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.88

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into by and between Cano Petroleum Inc., a Delaware corporation with its principal executive offices in Fort Worth, Texas (the "Company"), and Phillip Feiner, an individual currently residing in Collin County, Texas ("Employee"), as of the 31st day of May, 2008 (the "Effective Date"). The Company and Employee may sometimes be referred to herein individually as "Party" and collectively as "Parties."

Background

        A.    The Company desires to employ Employee in such a manner as will reinforce and encourage the highest attention and dedication to the Company and in the best interest of the Company and its shareholders; and

        B.    Employee is willing to serve the Company on the terms and conditions herein provided.

Terms and Conditions

        In consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

        1.    Employment.    The Company hereby employs Employee in the capacity of Vice President, General Counsel and Corporate Secretary, and Employee hereby agrees to accept such employment by the Company, upon the terms and conditions stated in this Agreement.

        2.    Term.    The employment of Employee by the Company as provided in this Section will be for a term of three (3) years (the "'Term" or "Employment Period") commencing on the Effective Date and expiring at the close of business on May 31st, 2011.

        3.    Duties.    Employee shall perform such services and duties as may be assigned to him from time to time by the Chief Executive Officer and the Board of Directors of the Company. Employee shall devote his full working time, efforts and energies to the performance of his duties hereunder, which shall include managing the financial affairs of the Company.

        4.    Compensation.

          (a)    Salary:    The Company shall pay Employee for his services, a base salary, on an annualized basis, of $150,000.00 (One Hundred Fifty Thousand Dollars) per annum for the period from the Effective Date, which salary shall be payable by the Company in substantially equal installments on the Company's normal payroll dates. All applicable taxes on the base salary will be withheld in accordance with applicable federal, state and local taxation guidelines.

          (b)    Bonus:    In addition to the base salary described in paragraph 4(a) above, Employee shall be eligible for periodic cash bonuses in an amount up to 100% of the then base salary and/or stock bonuses at the discretion of the Board of Directors of the Company.

          (b)    Stock Award:    In addition to the base salary described in paragraph 4(a) above, Employee shall receive 30,000 shares of restricted common stock in the Company. The restrictions on the shares shall lapse in 10,000 share increments on each of May 30, 2009, May 30, 2010 and May 30, 2011, provided Employee is still employed by the Company at that time. The terms and conditions of this restricted stock award shall be contained in an agreement to be executed by the Company and Employee and which will be awarded pursuant to the 2005 Cano Petroleum, Inc. Long Term Incentive Plan.

          (c)    Raises:    Employee may receive increases in the base salary at the discretion of the Board of Directors of the Company, which increased base salary shall become the base salary for purposes of this Agreement.

        5.    Vacations and Days Off.    Employee shall be entitled to a reasonable paid vacation of not less than twenty (20) days each calendar year during the Term (prorated for the first calendar year), exclusive of holidays and weekends, which vacation shall be taken by Employee in accordance with the business requirements of the Company at the time and its vacation plans, policies and practices as applied to other officers of the Company then in effect relative to this subject. Employee shall also be entitled to up to five (5) paid days off each calendar year for paternity leave and up to three (3) paid days off to attend the funeral of any member of Employee's immediate family.

        6.    Employment Facilities.    During the Employment Period, the Company shall provide, at its expense, appropriate and adequate office space, furniture, communications, stenographic and word-processing equipment, supplies and such other facilities and services as shall be suitable to Employee's position or necessary for Employee to perform his assigned tasks, duties and responsibilities under this Agreement.

        7.    Expenses and Services.    During the term of Employee's employment hereunder, Employee shall be entitled to receive prompt reimbursement for all pre-approved, reasonable expenses incurred by Employee by reason of his employment, including travel and living expenses while away from home at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and in effect when the expenses are incurred.

        8.    Rights under Certain Plans.    During the term of Employee's employment hereunder, Employee shall be entitled to participate in any employee stock ownership plans, 401K plans, health and dental insurance and other employee benefit plans and programs maintained by the Company applicable to other executive officers on the same basis as other executive officers of the Company.

        9.    Confidential Information.    Employee and the Company agree that, upon executing this Agreement, the Company will provide Employee with its confidential information, including, without limitation, customer information, trade secrets, lists of suppliers and costs, information concerning the business and operations of the Company and its Affiliates and other proprietary data or information, that is valuable, special and a unique asset of the Company and its Affiliates. Employee agrees not to disclose such confidential information, except as may be necessary in the performance of his duties, to any Person, nor use such confidential information, except as may be necessary in the performance of his duties, either (i) while employed; or (ii) within the later of three years immediately following his termination of employment or the three years immediately following expiration of this Agreement without renewal or replacement unless Employee has received the prior written consent of the Company. Upon termination of Employee's employment for any reason or upon a request, at any time, by the Company, Employee shall promptly deliver to the Company all drawings, manuals, letters, notebooks, customer lists, documents, records, equipment, files, computer disks or tapes, reports or any other materials relating to the Company's business (and all copies) which are in Employee's possession or under Employee's control.

        10.    Early Termination.    Employee's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

          (a)   Employee's employment hereunder will terminate upon his death;

          (b)   If, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties or unable to perform his full duties hereunder for a total of 90 days during any 12 month period ("Disability Period"), and within 15 days after written notice of termination is given (which may occur before or after the end of such 90 day period), shall not have returned to the performance of his full duties hereunder on a full-time basis, the Company may terminate Employee's employment hereunder.

          (c)   The Company may terminate Employee's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Employee's employment hereunder upon (i) the willful and continued failure by Employee to substantially perform his duties hereunder (other than any such failure resulting from Employee's incapacity due to physical or mental illness); (ii) the willful engaging by Employee in misconduct which is injurious or disparaging to the Company; or (iii) the conviction of Employee of any felony or crime of moral turpitude. For purposes of this subsection (c), no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

          (d)   Any termination of Employee's employment by the Company or by Employee (other than termination pursuant to subsection (a) above) shall be communicated by written Notice of Termination to the other Party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

          (e)   "Date of Termination" shall mean (i) if Employee's employment is terminated by his death, the date of his death; (ii) if Employee's employment is terminated pursuant to subsection (b) above, 15 days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such 15 days period); (iii) if Employee's employment is terminated at the expiration of the Term or any extension thereof, the last day of the Term or, if applicable, the last day of any extension; and (iv) if Employee's employment is terminated for any other reason, the date the Notice of Termination is given.

        11.    Compensation upon Termination or During Disability.    Upon termination of Employee's employment hereunder or during any period of Employee's physical or mental disability, Employee shall be paid as follows:

          (a)   Employee shall continue to receive his annual base salary at the rate then in effect during any Disability Period provided, however, that such payments shall not continue beyond the earlier of (i) the end of the Term, or (ii) the Date of Termination of this Agreement by the Company pursuant to Section 10(e)(ii), provided that payments so made to Employee shall be reduced by the sum of the amounts, if any, payable to Employee under any disability benefit plans of the Company and which were not previously applied to reduce any such payment. In addition the Company shall reimburse Employee for any theretofore unreimbursed expenses which were incurred prior to the commencement of the Disability Period.

          (b)   If Employee's employment is terminated by his death, the Company shall pay to Employee's designated beneficiaries, or if he leaves no designated beneficiaries, to his estate, his annual base salary through the date of Employee's death at the rate then in effect and any theretofore unreimbursed expenses and the Company shall have no further obligations to Employee under this Agreement.

          (c)   If Employee's employment shall be terminated for Cause, the Company shall pay Employee his annual base salary (but not the compensation described in Sections 4(b)) through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to Employee under this Agreement.

          (d)   If the Company shall (i) terminate Employee's employment other than pursuant to Section 10(b) or 10(c) hereof; (ii) assign to Employee any duties materially inconsistent with

  Employee's position in the Company; or (iii) assign to Employee a title, office or status which is inconsistent than that established herein (unless in the nature of a promotion) then, in addition to reimbursement of Employee for any theretofore unreimbursed expenses, the Company shall pay Employee, with no offset, an amount equal to the greater of (a) Employee's annual base salary at the rate in effect at the time Notice of Termination is given, for the unexpired term of this Agreement and payment for any accrued, but unused vacation days hereunder; or
  (b) six (6) months of Employee's annual base salary at the rate in effect at the time Notice of Termination is given and payment for any accrued, but untaken vacation days hereunder. Such payments to be made in a single lump sum within ten (10) days of the termination of this Agreement.

  During the term of this Agreement Employee shall give the Company immediate notice of any change of address.

  If Employee shall terminate his employment pursuant to Section 10(d), the Company shall pay Employee, in addition to reimbursement of any theretofore unreimbursed expenses, his full salary through the Date of Termination at the rate in effect on the date that Notice of Termination is received by the Company, plus payment for any accrued, but untaken vacation days hereunder and the Company shall have no further obligation to Employee under this Agreement.

        12.    Change in Control Severance Benefit.    If within twelve (12) months after the occurrence of a Change in Control (as defined below) (i) the Company terminates Employee's employment for any reason; or (ii) Employee resigns at any time after any diminution in Employee's job title, duties or compensation or the relocation of Employee, without Employee's consent, to an office in a county that does not abut Tarrant County, Texas, the Company shall pay to Employee, in a lump sum, three times Employee's annual salary in effect as of the date of Employee's termination or resignation and three times the sum of prior year bonuses paid to Employee and shall continue to provide to Employee, Employee's spouse and dependents, for a period of three years after such termination or resignation, the right to participate in any health and dental plans that the Company may maintain for its employees, on the same basis as participation by such employees.

        A "Change in Control" shall mean:

          (a)   any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company's common stock immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction; (b) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (c) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (d) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the "Continuing Directors") who (x) at the Effective Date were directors or (y) become directors after the Effective Date and whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the Effective Date or whose election or nomination for election was previously so approved; (e) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of an aggregate of 50% or more of the voting power of the Company's outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) who beneficially owned less than 50% of the voting power of the Company's outstanding voting securities on the Effective Date of this Plan; provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a

  Change in Control hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (f) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

        Anything in this Section 12 to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) would constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the lump sum payment payable pursuant to this Section 12 shall be reduced so that the aggregate present value of all payments in the nature of compensation to (or for the benefit of) Employee which are contingent on a change of control (as defined in Code Section 280G(b)(2)(A)) is One Dollar ($1.00) less than the amount which Employee could receive without being considered to have received any parachute payment (the amount of this reduction in the lump sum severance payment is referred to herein as the "Excess Amount"). The determination of the amount of any reduction required by this Section 12 shall be made by an independent accounting firm (other than the Company's independent accounting firm) selected by the Company and acceptable to Employee, and such determination shall be conclusive and binding on the parties hereto.

        13.    Defined Terms.    For purposes of this Agreement, the terms set forth in this Agreement shall have the following meanings:

          (a)   "Affiliate" shall mean any individual, corporation, unincorporated organization, trust or other form of entity controlling, controlled by or under common control with the Company. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual, corporation, unincorporated organization, trust or other form of entity, whether through the ownership of voting securities or otherwise.

          (b)   "Person" shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, an incorporated organization or a government or political subdivision thereof.

        14.    Waiver.    No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. No waiver shall be binding unless executed in writing by the Party making the waiver.

        15.    Limitation of Rights.    Nothing in this Agreement, except as specifically stated herein, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective permitted successors and assigns and other legal representatives, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any Party to this Agreement.

        16.    Notices.    All notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed to the applicable Party hereto at the following address:

        If to the Company:

      Cano Petroleum, Inc.
      Burnett Plaza
      801 Cherry Street
      Suite 3200, Unit 25
      Fort Worth, Texas 76102
      Attention: S. Jeffery Johnson
      Telecopy No.: 817.698.0761

        If to Employee:

      Phillip Feiner
      3608 Adavale Drive
      Plano, Texas 75025
      Telephone: 972.335.1728

or such other address and number as either Party shall have previously designated by written notice given to the other Party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

        17.    Inconsistent Obligations.    Employee represents and warrants that he is not subject to any undisclosed obligations inconsistent with those of this Agreement.

        18.    Code Section 409A; Delay of Payments.    The terms of this Agreement have been designed to comply with the requirements of Code Section 409A, as amended, where applicable, and shall be interpreted and administered in a manner consistent with such intent. Notwithstanding anything to the contrary in this Agreement, (i) if upon the date of Employee's termination of employment with the Company, Employee is a "specified employee" within the meaning of Code Section 409A, and the deferral of any amounts otherwise payable under this Agreement as a result of Employee's termination of employment is necessary in order to prevent any accelerated or additional tax to Employee under Code Section 409A, then the Company will defer the payment of any such amounts hereunder until the date that is six (6) months and one day following the date of Employee's termination of employment with the Company at which time any such delayed amounts will be paid to Employee in a single lump sum, with interest from the date otherwise payable at the prime rate as published in The Wall Street Journal on the date of Employee's termination of employment with the Company, and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A.

        19.    Entirety and Amendments.    This instrument and the instruments referred to herein embody the entire agreement between the Parties, supersede all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed by all Parties, and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

        20.    Successors and Assigns.    This Agreement will be binding upon and inure to the benefit of the Parties hereto and any successors in interest to the Company, but neither this Agreement nor any rights hereunder may be assigned by Employee or by the Company, except that the Company may assign this Agreement to an Affiliate.

        21.    Governing Law and Venue.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely in Texas, exclusive of any provisions of Texas law which would apply the law of another jurisdiction. The obligations and undertakings of each of the Parties to this Agreement shall be performable in Tarrant County, Texas, and each Party agrees that if any action at law or in equity is necessary by the Company or Employee to enforce or interpret the terms of this Agreement, venue shall be in Tarrant County, Texas.

        22.    Cumulative Remedies.    No remedy herein conferred upon any Party is intended to be exclusive of any other benefits or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefits or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any Party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

        23.    Multiple Counterparts.    This Agreement may be executed and delivered by facsimile and in a number of identical counterparts, each of which constitute collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart. This Agreement may be executed and delivered via facsimile.

        24.    Descriptive Headings.    The headings, captions and arrangements used in this Agreement are for convenience only and shall not be deemed to limit, amplify or modify the terms of this Agreement, nor affect the meanings hereof.

        25.    Severability.    The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if any provision of this Agreement is held illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

Signatures

        To evidence the binding effect of the covenants and agreements described above, the Parties hereto have executed this Agreement effective as of the Effective Date.

THE COMPANY:
CANO PETROLEUM, INC.
By:	/s/ S. JEFFREY JOHNSON S. Jeffrey Johnson CEO and Chairman
EMPLOYEE:
By:	/s/ PHILLIP FEINER Phillip Feiner

QuickLinks

  EXHIBIT 10.88
EMPLOYMENT AGREEMENT
Background
Terms and Conditions
Signatures